Exhibit 99.1

Corbus Pharmaceuticals Reports 3rd Quarter 2024 Financial Results and Provides a Corporate Update

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Completed Enrollment of Dose Escalation Part of Phase 1 Clinical Trial of its Next-Generation Nectin-4 Targeting ADC (CRB-701) - First data expected to be presented in Q1 2025
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Presented New CRB-913 Pre-Clinical Data at Obesity Week 2024 - Phase 1 Trial Expected to Commence in Q1 2025

Norwood, MA, November 7, 2024 (GLOBE NEWSWIRE) -- Corbus Pharmaceuticals Holdings, Inc. (NASDAQ: CRBP) (“Corbus” or the “Company”), an oncology and obesity company with a diversified portfolio, today provided a corporate update and reported financial results for the quarter ended September 30, 2024.

“We continue to make steady and significant progress across our pipeline,” said Yuval Cohen, Ph.D., Chief Executive Officer of Corbus. “We expect to report the first data from the CRB-701 U.S. bridging study in Q1 2025. This significant dataset will build on the encouraging clinical data presented at ASCO 2024 by CSPC, our development partner. The emerging efficacy and safety data presented at ASCO 2024 was promising and demonstrated the drug is clinically active with a differentiated safety profile.”

“We are also pleased with the continued development of CRB-913, our highly peripherally restricted CB1 inverse agonist for the treatment of obesity. We presented updated pre-clinical data at Obesity Week 2024 and expect to dose the first study participant in Q1 2025, ” concluded Dr. Cohen.

Key Corporate Updates

CRB-701:

CRB-701 (SYS6002) is a next-generation ADC targeting Nectin-4 that contains a site-specific, cleavable linker and a precise drug antibody ratio of 2 using MMAE as the payload.

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The Company completed enrollment of the dose escalation part of its bridging Phase 1 clinical trial of CRB-701 (SYS6002) (NCT06265727) that is being conducted in the U.S. and Europe. The three-part Phase 1 trial is evaluating the safety, pharmacokinetics and efficacy of CRB-701 in patients with advanced solid tumors known to be associated with high Nectin-4 expression. The Company expects to report the first data from the dose escalation study in Q1 2025, which will be the first Western data and provide a translational bridge to the encouraging Chinese data presented by our development partners, CSPC, at ASCO 2024. That data, based on 37 patients, demonstrated:
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44% ORR and 78% DCR in metastatic urothelial cancer (“mUC”) and 43% ORR and 86% DCR in cervical cancer to date at doses ≥ 1.2mg/Kg.
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No dose limiting toxicities (“DLTs”) have been observed to date in doses up to and including 4.5 mg/Kg.
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Three cases of skin rash (including one grade 3) and one case of grade 1 neuropathy seen to date; all were resolved.

CRB-913:

CRB-913 is a second-generation highly peripherally restricted CB1 receptor inverse agonist designed to treat obesity.

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The Company continues to conduct IND-enabling studies on CRB-913 and expects to dose the first patient in a Phase 1 study in Q1 2025.
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The Company presented new pre-clinical data (Poster Presentation) at Obesity Week 2024. Key findings include:
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Levels of CRB-913 in the brain were 15-fold lower than monlunabant in lean mice.
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Dose-response demonstrated for a range of 5 to 80 mg/Kg/day achieving up to 38% weight loss in diet-induced obesity (“DIO”) mice.
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Semaglutide treatment followed by its replacement with CRB-913 demonstrated continued weight loss in DIO mice.
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Switching from semaglutide to CRB-913 led to a doubling of fat loss in DIO mice.

Prior published pre-clinical data Morningstar et al, Obesity Aug 2023 shows that CRB-913 provided additive weight loss when combined with incretin analogs in DIO mice. The totality of the pre-clinical data suggests potential uses as a monotherapy, combination therapy with incretins and as an induction/maintenance therapy.

CRB-601:

CRB-601 is a potentially best-in-class anti-αvβ8 monoclonal antibody that blocks the activation of TGFβ expressed on cancer cells in the tumor microenvironment. In pre-clinical models, CRB-601 demonstrates enhanced anti-tumor activity when combined with anti-PD-1 checkpoint inhibitor therapy compared to either single agent alone.

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The Company expects to dose the first patient in Q4 2024 for the Phase 1 portion of the CRB-601 clinical study NCT06603844 for the treatment of patients with advanced solid tumors.

Financial Results for Quarter Ended September 30, 2024:

The Company reported a net loss of approximately $13.8 million, or $1.15 per diluted share, for the three months ended September 30, 2024, compared to a net loss of approximately $10.1 million, or $2.27 per diluted share for the same period in 2023.

Operating expenses increased by $6.0 million to approximately $15.5 million for the three months ended September 30, 2024, compared to $9.5 million in the comparable period in the prior year. The increase was primarily attributable to an increase of $3.2 million in CRB-701 clinical trial costs with our contract research organization ("CRO") and clinical sites, IND-enabling studies for CRB-913 of $1.0 million and higher compensation costs of $1.6 million mainly due to stock-based compensation expense.

As of September 30, 2024, the Company had $159.4 million in cash, cash equivalents and investments on hand, which is expected to fund operations through Q3 2027, based on the current planned expenditures. During the third quarter of 2024, the Company raised $35.6 million of net proceeds pursuant to the Company’s ATM program by issuing 663,730 shares. In addition, on August 1, 2024, the Company’s made a final $11.8 million loan payment and the loan has been fully paid off.

About Corbus

Corbus Pharmaceuticals Holdings, Inc. is an oncology and obesity company with a diversified portfolio and is committed to helping people defeat serious illness by bringing innovative scientific approaches to well-understood biological pathways. Corbus’ pipeline includes CRB-701, a next-generation antibody drug conjugate that targets the expression of Nectin-4 on cancer cells to release a cytotoxic payload, CRB-601, an anti-integrin monoclonal antibody which blocks the activation of TGFβ expressed on cancer cells, and CRB-913, a highly peripherally restricted CB1 inverse agonist for the treatment of obesity. Corbus is headquartered in Norwood, Massachusetts. For more information on Corbus, visit corbuspharma.com. Connect with us on X, LinkedIn and Facebook.

Forward-Looking Statements

This press release contains certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 and Private Securities Litigation Reform Act, as amended, including those relating to the Company’s trial results, product development, clinical and regulatory timelines, including timing for completion of trials and presentation of data, market opportunity, competitive position, possible or assumed future results of operations, business strategies, potential growth opportunities and other statement that are predictive in nature. These forward-looking statements are based on current expectations, estimates, forecasts and projections about the industry and markets in which we operate and management’s current beliefs and assumptions.

These statements may be identified by the use of forward-looking expressions, including, but not limited to, “expect,” “anticipate,” “intend,” “plan,” “believe,” “estimate,” “potential,” “predict,” “project,” “should,” “would” and similar expressions and the negatives of those terms. These statements relate to future events or our financial performance and involve known and unknown risks, uncertainties, and other factors on our operations, clinical development plans and timelines, which may cause actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by the forward-looking statements. Such factors include those set forth in the Company’s filings with the Securities and Exchange Commission. Prospective investors are cautioned not to place undue reliance on such forward-looking statements, which speak only as of the date of this press release. The Company undertakes no obligation to publicly update any forward-looking statement, whether as a result of new information, future events or otherwise.

All product names, logos, brands and company names are trademarks or registered trademarks of their respective owners. Their use does not imply affiliation or endorsement by these companies.

INVESTOR CONTACT:

Sean Moran

Chief Financial Officer

Corbus Pharmaceuticals

smoran@corbuspharma.com

Bruce Mackle
Managing Director
LifeSci Advisors, LLC
bmackle@lifesciadvisors.com

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Corbus Pharmaceuticals Holdings, Inc.

Condensed Consolidated Statements of Operations and Comprehensive Loss

(in thousands, except share and per share amounts)

(Unaudited)

	For the Three Months Ended September 30,		For the Nine Months Ended September 30,
	2024	2023	2024	2023
Operating expenses:
Research and development	$10,808	$6,551	$23,435	$24,188
General and administrative	4,697	2,937	12,681	10,786
Total operating expenses	15,505	9,488	36,116	34,974
Operating loss	(15,505)	(9,488)	(36,116)	(34,974)
Other income (expense), net:
Other income, net	713	218	4,317	630
Interest income	1,189	217	2,757	711
Interest expense	(381)	(980)	(1,872)	(2,928)
Change in fair value of derivative liability	—	—	39	—
Foreign currency transaction gain (loss), net	201	(20)	196	(21)
Other income (expense), net	1,722	(565)	5,437	(1,608)
Net loss	$(13,783)	$(10,053)	$(30,679)	$(36,582)
Net loss per share, basic and diluted	$(1.15)	$(2.27)	$(2.92)	$(8.52)
Weighted average number of common shares outstanding, basic and diluted	12,014,700	4,423,617	10,490,981	4,295,178

Comprehensive loss:
Net loss	$(13,783)	$(10,053)	$(30,679)	$(36,582)
Other comprehensive (loss) income:
Change in unrealized gain on marketable debt securities	595	16	208	119
Total other comprehensive income	595	16	208	119
Total comprehensive loss	$(13,188)	$(10,037)	$(30,471)	$(36,463)

Corbus Pharmaceuticals Holdings, Inc.

Condensed Consolidated Balance Sheets

(in thousands, except share and per share amounts)

	September 30, 2024 (Unaudited)	December 31, 2023

ASSETS
Current assets:
Cash and cash equivalents	$19,423	$13,724
Investments	139,939	7,182
Restricted cash	285	192
Prepaid expenses and other current assets	1,243	2,448
Total current assets	160,890	23,546
Restricted cash	385	478
Property and equipment, net	519	973
Operating lease right-of-use assets	2,377	3,063
Other assets	—	212
Total assets	$164,171	$28,272
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Notes payable	$—	$301
Accounts payable	2,887	3,179
Accrued expenses	7,176	11,030
Derivative liability	—	39
Operating lease liabilities, current	1,562	1,437
Loan payable	—	15,908
Total current liabilities	11,625	31,894
Other long-term liabilities	—	44
Operating lease liabilities, noncurrent	2,048	3,239
Total liabilities	13,673	35,177
Stockholders’ equity
Preferred stock, $0.0001 par value; 10,000,000 shares authorized, no shares issued and outstanding at September 30, 2024 and December 31, 2023.	—	—
Common stock, $0.0001 par value; 300,000,000 shares authorized, 12,179,482 and 4,423,683 shares issued and outstanding at September 30, 2024 and December 31, 2023, respectively	1	—
Additional paid-in capital	617,653	429,780
Accumulated deficit	(467,363)	(436,684)
Accumulated other comprehensive gain (loss)	207	(1)
Total stockholders’ equity (deficit)	150,498	(6,905)
Total liabilities and stockholders’ equity	$164,171	$28,272